EXHIBIT 2

THIS SHAREHOLDERS AGREEMENT (the "AGREEMENT") dated as of April 20, 2005, by and among Elbit Ltd. ("ELBIT"), Eurocom Communications Ltd. ("EUROCOM"), Polar Communications Ltd. ("POLAR"), and Matav Cable Systems Media Ltd. and Matav Investments Ltd. (together, "MATAV").

                                    RECITALS

WHEREAS, on February 7, 2005, the parties hereto have sent a Letter Agreement (the "BUYBACK AGREEMENT") to Partner Communications Company Ltd. ("PARTNER") offering to sell to Partner ordinary shares of Partner (the "BUYBACK OFFER" and the "SHARES", respectively), which was accepted by Partner on February 28, 2005; and

WHEREAS, on the date hereof, the parties hereto, together with Tapuz Cellular Systems Ltd., Advent Investments Pte Limited and Hutchison Telecommunications (Netherlands) B.V., have signed a Restatement of the Relationship Agreement among them and/or their respective predecessors dated October 10, 1999 (the "RESTATED RELATIONSHIP AGREEMENT"); and

WHEREAS, pursuant to Section 2.3 of the Restated Relationship Agreement, as required by law (including Partner's license granted by the Israeli Ministry of Communications (the "LICENSE") and the articles of association of Partner (the "ARTICLES")), the parties hereunder have the obligation to appoint at least 10% of the members the board of directors of Partner (the "ISRAELI DIRECTORS"); and

WHEREAS, the parties wish to establish among them the procedures and their respective rights and obligations regarding the appointment of the Israeli Director(s);

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. APPOINTMENTS BY ROTATION. (a) The Israeli Director(s) shall be nominated in rotation among Elbit, Eurocom and Matav as follows:

     (i) Commencing on the date of the closing of the Buyback Offer, and for a period of one (1) year thereafter (the "Elbit Nominee Term"), one Israeli Director shall be nominated by Elbit, which shall be entitled during such one-year term to replace such Israeli Director. The notice of the appointment of such Israeli Director shall be delivered in writing to the Secretary of Partner by Elbit and Matav.

     (ii) At the expiration of the Elbit Nominee Term and for a period of one
(1) year thereafter (the "Eurocom Nominee Term"), one Israeli Director shall be nominated by Eurocom, which shall be entitled during such one-year term to replace such Israeli Director. The notice of the appointment of such Israeli Director to be nominated by Eurocom shall be delivered in writing to the Secretary of Partner by Elbit and Eurocom.

     (iii) At the expiration of the Eurocom Nominee Term and for a period of one
(1) year thereafter (the "Matav Nominee Term"), one Israeli Director shall be nominated by Matav, which shall be entitled during such one-year term to replace such Israeli Director. The notice of the appointment of such Israeli Director to be nominated by Matav shall be delivered in writing to the Secretary of Partner by Eurocom and Matav.

     (b) At the expiration of the Matav Nominee Term, a new rotation cycle shall commence in the manner described in subsections 2(i), (ii) and (iii) above. Such rotation cycle shall be automatically renewed for so long as this Agreement is in effect.


                              Page 41 of 47 Pages

     (c) Notwithstanding the foregoing, any notice to the Secretary of Partner regarding appointment or removal of an Israeli Director pursuant to Article
23.2.6 of the Articles shall be given in writing by the party having the right to nominate such Israeli Director at such time pursuant to this Agreement and by the party that previously had such right.

     (d) Notwithstanding the foregoing, if the Founding Israeli Shareholders (as defined in the Articles) shall have the right or the obligation to appoint more than one Israeli Director, then each additional Israeli Director shall be appointed by the next party in the foregoing rotation, and the balance of the provisions hereof shall apply, mutatis mutandis, such that no party shall be entitled to nominate more than one Israeli Director, except to the extent that the number of Israeli Directors exceeds the number of parties entitled to appoint Israeli Directors.

     (e) The party appointing any Israeli Director shall ensure that such Israeli Director qualifies as such under the License and the Articles.

2.   TERM.

This Agreement shall be in full force and effect as long as the License and the Articles provide that the Founding Israeli Shareholders shall appoint one or more Israeli Director(s). Should a material change occur either to (i) the License or the Articles with respect to the appointment of Israeli Director(s) or (ii) to the holding of Shares among the parties hereto, then all parties agree to negotiate in good faith an amendment to this Agreement.

3.   TRANSFERS.

     (a) If any party hereto shall transfer any Shares in accordance with
Section 2.1 of the Restated Relationship Agreement, it shall promptly notify the other parties hereto in writing (which shall specify the number of Shares so transferred and the transferee's address for delivery of notices) and deliver to them the undertaking of the transferee to be bound by this Agreement, upon which such transferee shall deemed to be a party hereto. If the transferee shall have acquired all of the transferor's Shares, then the transferee shall replace the transferor for purposes of Section 1 hereof. If the transferee shall have acquired less than all of the transferor's Shares, then the transferee shall not have any rights or obligations under Section 1, unless the transferor and the transferor jointly notify the other parties hereto that the transferee shall so replace the transferor or share the transferor's rights and obligations under
Section 1.

     (b) Notwithstanding the foregoing, no transfer restrictions shall apply to any transfer of Shares permitted under Section 2.1(b) of the Restated Relationship Agreement ("Unrestricted Transfers").

     (c) Should there be an increase in the number of Shares that are freely transferable by the parties hereto as a group (i.e., excluding Shares freely transferable under Section 2.1(b)(ii) of the Restated Relationship Agreement) for any reason, including without limitation a reduction of the "Required Israeli Percentage" (as such term is defined in the License) or a reduction of the number of Shares outstanding, then the number of Shares available for transfer by each party hereto by means of Unrestricted Transfers shall increase proportionally to its respective holding of Shares that are subject to transfer restrictions under the License, the Articles and the Restated Relationship Agreement.

     (d) The parties undertake, severally and not jointly, to maintain at least their respective percentages of the outstanding Shares out of the Required Israeli Percentage as set forth opposite their respective names on Schedule A hereto, which shall be calculated based on the number of Shares outstanding from time to time up to a maximum of 160,922,344 Shares outstanding. Accordingly, the parties hereto acknowledge that, upon the closing of the Buyback Offer, the parties will own such number of Shares that are subject to the restrictions of the Required Israeli Percentage and such number of Shares that are not so restricted, as set forth opposite their respective names on Schedule B hereto. In the case of any discrepancy between Schedule A and Schedule B, Schedule B shall govern.

5. COOPERATION AGREEMENT. The Cooperation Agreement, dated as of February 7, 2005, among the parties hereto, is hereby terminated.


                              Page 42 of 47 Pages

6.   GENERAL.

     (a) This Agreement shall be governed in all respects by the internal laws of the State of Israel without regard to conflict of laws rules.

     (b) The provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors of the respective parties hereto and to transferees of Shares pursuant to Section 3 above.

     (c) Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the all parties hereto.

     (d) All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile directed to any party, at such party's address or facsimile number set forth on Schedule C hereto, with a copy (which shall not constitute notice) to Goldfarb, Levy, Eran & Co., 2 Weizmann Street, Tel Aviv 64239, Israel, facsimile number:
+972-3-608-9909, Attention: Oded Eran, Adv. And Adam M. Klein, Adv. Any notice sent in accordance with this section 6(d) shall be effective (A) if delivered by hand, upon delivery or (B) if sent via facsimile, upon transmission and electronic confirmation of receipt.

     (e) The courts of Tel Aviv-Jaffo shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

     (f) This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     (i) All share numbers herein shall be adjusted to reflect stock dividends, stock splits, reverse stock splits and the like which applies to all the Shares.

                            [SIGNATURE PAGE FOLLOWS]


                              Page 43 of 47 Pages

IN WITNESS WHEREOF, the parties have executed this Shareholders Agreement on the day, month and year first set forth above.

ELBIT LTD.                                    EUROCOM COMMUNICATIONS LTD.

By:_____________________________              By:_____________________________
   Name:                                         Name:
   Title:                                        Title:


POLAR COMMUNICATIONS LTD.                     MATAV INVESTMENTS LTD.

By:_____________________________              By:_____________________________
   Name:                                         Name:
   Title:                                        Title:

MATAV CABLE SYSTEMS MEDIA LTD.

By:_____________________________
   Name:
   Title:


                   [SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]


                              Page 44 of 47 Pages

                                   SCHEDULE A
                            RESPECTIVE PERCENTAGES OF
                         THE REQUIRED ISRAELI PERCENTAGE


ISRAELI SHAREHOLDER                          PRO RATA REQUIRED ISRAELI PERCENTAGE
-------------------                          ------------------------------------
Elbit Ltd.                                                  38.313%

Eurocom Communications Ltd.                                 28.093%

Polar Communications Ltd.                                   10.233%

Matav Investments Ltd.                                      23.361%

TOTAL                                                          100%
                                                            ======


                              Page 45 of 47 Pages

                                   SCHEDULE B
                       RESTRICTED AND UNRESTRICTED SHARES

ISRAELI SHAREHOLDER              RESTRICTED SHARES  UNRESTRICTED SHARES      TOTAL
-------------------              -----------------  -------------------      -----
Elbit Ltd.                           3,082,731              8,630          3,091,361

Eurocom Communications Ltd.          2,260,373              6,328          2,266,701

Polar Communications Ltd.              823,349              2,305            825,654

Matav Investments Ltd.               1,879,664              5,262          1,884,926
                                     ---------          ---------          ---------

   TOTAL                             8,046,117             22,525          8,068,642
                                     =========          =========          =========


                              Page 46 of 47 Pages

                                   SCHEDULE C
                               NOTICES INFORMATION


ELBIT LTD.
3 Azrieli Center
Triangle Building, 42nd Floor
Tel Aviv 67023 Israel
Tel: +972-3-607-5555
Fax: +972-3-607-5556
Attention: Mr. Tal Raz (Director)

EUROCOM COMMUNICATIONS LTD.
2 Dov Friedman Street
Ramat-Gan 52141 Israel
Tel: +972-3-753-0900
Fax: +972-3-752-9699
Attention: Amikam Shorer, Adv. (VP & Legal Counsel)

POLAR COMMUNICATIONS LTD.
21 Ha'arba'ah Street
Tel Aviv 64739 Israel
Tel: +972-3-684-5795
Fax: +972-3-684-5713
Attention: Ken Lalo (Executive Vice President)

MATAV CABLE SYSTEMS MEDIA LTD. &
MATAV INVESTMENTS LTD.
42 Pinkas Street, Netanya
Tel: +972-9-860-2161
Fax: +972-9-860-2288
Attention: Ori Gur Arieh, Adv. (General Counsel)


                              Page 47 of 47 Pages